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                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


                  We consent to the inclusion in this registration statement on Form S-3 of our reports dated February 20, 1996, on our audits of the consolidated financial statements of WellPoint Health Networks Inc. and the financial statements of Blue Cross of California Commercial Operations and our report dated February 23, 1996, except for Note 12 as to which the date is March 1, 1996, on our audits of the Post- Reorganization combined financial statements of the Life & Health Benefits Management Division of Massachusetts Mutual Life Insurance Company and Subsidiaries. We also consent to the reference to our Firm under the caption "Experts."



                                                       COOPERS & LYBRAND L.L.P.


Los Angeles, California
July 18, 1996

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